Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 20, 2010

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

Re:	Fortress Investment Group LLC Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Fortress Investment Group LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-3, to be filed on the date hereof by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by certain shareholders of the Company from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Act, of up to an aggregate of 6,120,000 of the Company’s Class A shares representing Class A limited liability company interests (the “Shares”), which Shares are (i) issued and outstanding as of the date hereof (the “Outstanding Shares”) or (ii) issuable pursuant to the Exchange Agreement (the “Exchange Agreement”), dated as of February 13, 2007, by and among FIG Corp., FIG Asset Co. LLC, Fortress Operating Entity I LP, Fortress Operating Entity II LP, Fortress Operating Entity III LP, Principal Holdings I LP and Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael Novogratz (the “Exchange Shares”).

        This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement;

Fortress Investment Group LLC

August 20, 2010

(ii) the Certificate of Formation of the Company, dated November 6, 2006, as certified by the Secretary of State of the State of Delaware;

(iii) the Certificate of Amendment of the Certificate of Formation of the Company, dated February 1, 2007, as certified by the Secretary of State of the State of Delaware;

(iv) the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 10, 2009, as certified by David N. Brooks, Secretary of the Company (the “Amended and Restated LLC Agreement”);

(v) a specimen certificate evidencing the Shares;

(vi) certain resolutions of the board of directors of the Company relating to the issuance of the Shares and related matters; and

(vii) an executed copy of the Exchange Agreement.

        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have assumed that (a) the Company will receive the consideration for the Exchange Shares set forth in the Exchange Agreement, and (b) if the Exchange Shares are certificated, certificates representing the Exchange Shares substantially in the form of the specimen certificate examined by us will have been duly executed, countersigned, registered and delivered upon receipt of the consideration for the Exchange Shares set forth in the Exchange Agreement.

Fortress Investment Group LLC

August 20, 2010

        Our opinions set forth herein are limited to the laws of the State of New York and the limited liability company laws of the State of Delaware that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Agreement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinions herein stated. The Shares may be offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

        1. The Outstanding Shares have been duly authorized, validly issued and fully paid, and the holders of such Shares shall not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company, except as provided in Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act.

        2. The Exchange Shares have been duly authorized and, when the Exchange Shares have been issued in accordance with the Exchange Agreement, will be validly issued and fully paid, and the holders of such Shares shall not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company, except as provided in Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP